As filed with the Securities and Exchange Commission on August 30, 2007

Registration No. 333-106406

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FRIENDLY ICE CREAM CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	04-2053130
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1855 Boston Road

Wilbraham, MA 01095

(Address of Principal Executive Offices) (Zip Code)

FRIENDLY ICE CREAM CORPORATION 1997 STOCK OPTION PLAN

(Full title of the plan)

Robert K. Sawyer, Jr.

Vice President and Secretary

Friendly Ice Cream Corporation

1855 Boston Road, Wilbraham, MA 01095

(413) 731-4000

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

REMOVAL OF SHARES FROM REGISTRATION

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 is being filed in order to deregister all securities remaining unsold under that certain Registration Statement on Form S-8 (Registration No. 333-106406) which was filed on June 24, 2003 to register 639,970 shares of the common stock of Friendly Ice Cream Corporation (the “Company”) issuable under the Friendly Ice Cream Corporation 1997 Stock Option Plan (the “Plan”) and the associated 639,970 rights to preferred stock of Friendly Ice Cream Corporation (the “Rights”) issuable upon the occurrence of certain events under the Rights Agreement entered into on November 19, 1997 (“Rights Agreement”). The Company also filed a registration statement on Form S-8 (Registration No. 333-40197) to register 400,000 shares under the Plan. The Company filed a post-effective amendment to that Form S-8 to deregister such shares.

On August 30, 2007, pursuant to an Agreement and Plan of Merger, dated as of June 17, 2007 (the “Merger Agreement”), by and among the Company, Freeze Operations, Inc. (“Merger Sub”) and Freeze Operations Holding Corp. (“Freeze Operations”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Freeze Operations. As provided in the Merger Agreement, each issued and outstanding share of common stock, $.01 par value per share, of the Company (the “Common Stock”), was converted into the right to receive cash in the amount of $15.50.

Pursuant to the Plan, upon the consummation of the Merger, each outstanding option to purchase Common Stock became fully vested and, pursuant to the Merger Agreement, was converted into the right to receive, at the effective time of the Merger, a payment in cash equal to the product of: (i) the excess, if any, of $15.50 over the per share exercise price of the option, multiplied by (ii) the number of shares of Common Stock subject to the option.

The Rights are not exercisable until the occurrence of certain events which did not occur, thus upon the consummation of the Merger, the Rights expired and holders of the Rights are not entitled to any compensation for their Rights.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilbraham, Massachusetts, on the 30th day of August, 2007.

FRIENDLY ICE CREAM CORPORATION

By:	/s/ Paul V. Hoagland
Name:	Paul V. Hoagland
Title:	Chief Financial Officer and Executive Vice President - Administration